EXHIBIT 99.3

News Release

Sunoco, Inc.

1818 Market Street

Philadelphia, PA 19103-7583

For further information, contact:

Thomas Golembeski (media) 215-977-6298

Clare McGrory (investors) 215-977-6764

SUNOCO TO IDLE MAIN PROCESSING UNITS AT MARCUS HOOK REFINERY

Company continues to pursue sale of both Northeast refineries

Philadelphia, December 1, 2011 – Sunoco, Inc. (NYSE: SUN) announced today that it is indefinitely idling the main processing units at its refinery in Marcus Hook, Penn., due to deteriorating refining market conditions. The company now expects to begin idling the Marcus Hook facility immediately while it continues to seek a buyer and also pursues options with third parties for alternate uses of the facility.

The company also intends to increase the capacity utilization rate of its Philadelphia refinery and will continue to operate the refinery as long as market conditions warrant. However, if a suitable sales transaction cannot be implemented, the company intends to permanently idle the main processing units at the Philadelphia refinery no later than July 2012.

“Market conditions have deteriorated significantly and the outlook for both motor fuel demand and refining margins remains weak,” said Lynn L. Elsenhans, Sunoco’s chairman and chief executive officer. “Our retail and logistics businesses are performing well, but given the negative realities of the Northeast refining marketplace, we need to accelerate the timeline for idling our Marcus Hook processing units.”

Sunoco will redeploy salaried Marcus Hook refinery employees to other positions within the company where possible. Salaried employees who are not redeployed are eligible for severance benefits and job placement services. The company will enter into effects bargaining with union officials regarding idling the facility. Represented employees will continue to work or receive wages and benefits for 90 days, as provided by the existing labor contract.

“This was a very difficult decision given the impacts to employees and nearby communities, and we will work closely with them throughout this process,” Elsenhans said.

About Sunoco

Sunoco is a leading transportation fuel provider with a network of branded retail locations in 24 states. The company is also the General Partner of and has a 34% interest in Sunoco Logistics Partners, L.P. (NYSE: SXL) an owner and operator of pipelines and product terminals. In addition, Sunoco has an 81% interest in SunCoke Energy, Inc., (NYSE: SXC) which makes high-quality metallurgical-grade coke for major steel manufacturers.

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